UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 2, 2013

RARE ELEMENT RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34852	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Union Blvd., Suite 250 Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 278-2460

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On August 2, 2013, Mr. Gregory E. McKelvey resigned as a director of Rare Element Resources Ltd. (the “Company”), effective immediately. Mr. McKelvey’s resignation was not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

(d)

The Board has appointed Mr. Gerald W. Grandey as a director of the Company and a member of the Audit Committee of the Board, effective August 2, 2013.

Mr. Grandey is the former chief executive officer and member of the board of directors of Canadian-based Cameco Corporation (“Cameco”), one of the world’s largest uranium producers.  He joined Cameco in 1993 as senior vice president marketing and corporate development and was appointed its president in 2000 and chief executive officer in 2003.  He retired from his position as CEO and as a board member of Cameco in 2011.  Mr. Grandey was inducted into the Canadian Mining Hall of Fame in 2013 for his role in leading the growth of Cameco, among other things.  Prior to Cameco, he held senior executive positions with Concord Services and Energy Fuels Corporation, both Denver-based companies.  Mr. Grandey received a degree in Geophysical Engineering from the Colorado School of Mines in 1968 and a J.D. from Northwestern University in 1973.  Mr. Grandey has served as a director of Centerra Gold Corp. since 2004, Sandspring Resources Ltd. since 2010, Canadian Oil Sands since 2011, Potash Corporation of Saskatoon since 2011 and Inmet Mining Co. since 2012.

To the Company’s knowledge, there is no arrangement or understanding between Mr. Grandey and any other person pursuant to which he was selected to serve as a director.   Additionally, there are no transactions involving the Company and Mr. Grandey that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Mr. Grandey will receive compensation in accordance with the Company’s standard director compensation arrangements as described in its Proxy Statement, dated April 23, 2013.  The Board has granted Mr. Grandey 65,000 common share purchase options under the Company’s 10% Rolling Stock Option Plan, effective as of the date of his appointment, each option having a term of 5 years and an exercise price of $2.28.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 6, 2013

Rare Element Resources Ltd.

         /s/ David Suleski

By:

Name: David Suleski

Title:   Chief Financial Officer